Exhibit 99

News Release From:
Dotronix, Inc.
(OTC Bulletin Board: DOTX)
Contact information: Robert V. Kling
Phone: 651-633-1742

FOR Release: February 6, 2004

DOTRONIX FINANCING TRANSACTIONS DELAYED

        ST. PAUL, MN, February 6, 2004. DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced today that proposed financing transactions with the Estate of its late CEO, William S. Sadler, and an independent investor have been delayed and are being renegotiated. There is no assurance that the parties will be able to reach an agreement and that Dotronix will receive the financing necessary to continue its operations.

        In its quarterly report for the quarter ended September 30, 2003, Dotronix announced it had signed an agreement with the Estate of William S. Sadler pursuant to which (i) the Estate would forgive $850,000 of the $1,000,000 outstanding loan agreement between Dotronix and Mr. Sadler, in exchange for the transfer of real estate owned by the Company, and (ii) the Company would cancel existing warrants to Mr. Sadler in exchange for the issuance of additional warrants to the Estate. In a related agreement, an outside investor had agreed to provide a credit line of up to $450,000 to the Company, contingent upon the consummation of the transactions between the Estate and Dotronix and the grant of warrants to such investor. Before the date of this press release, the investor has already provided loans in an aggregate amount of $135,000 which loans are secured by an account receivable due to the Company.

        During the negotiations of the final agreements, environmental concerns with regard to the Company’s real estate surfaced that required a Phase-I environmental study, thereby delaying the consummation of final agreements between the Estate and the Company. In the meantime, unrelated third parties have indicated an interest in acquiring the real property. The Estate and Dotronix have agreed to pursue a sale to an unrelated party. The Company intends to pay any net proceeds of such a sale to the Estate, in exchange for the forgiveness of debt in the amount previously agreed upon ($850,000). The Company continues negotiations with the outside investor regarding a credit line of $450,000.

        There can be no assurance that the Company will be able to finalize and consummate any of the aforesaid transactions under the revised terms. If Dotronix is not able to finalize the transactions and does not find other opportunities to raise money, the Company may be unable to continue operations.